SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C.  20549
                  ___________________________________


                                FORM 8-K
                             CURRENT REPORT


                 Pursuant to Section 13 or 15(d) of the
                    Securities Exchange Act of 1934

   Date of Report (Date of earliest event reported) ... May 12, 1995

                     Commission file number  0-2258


                         SMITHFIELD FOODS, INC.


               Delaware                     52-0845861
          (State of Incorporation)       (I.R.S. Employer
                                        Identification No.)


       501 North Church Street
    Smithfield, Virginia 23430               (804) 357-4321
(Address of principal executive offices)   (Telephone Number)

Item 5. Other Events.

JOHN O. NIELSON ELECTED PRESIDENT AND
 CHIEF OPERATING OFFICER OF SMITHFIELD FOODS, INC.

     SMITHFIELD, Virginia, May 12, 1995 - John O. Nielson, a broadly experienced executive who has been associated with the meat packing industry for more than four decades, was elected president and chief operating officer, and a director, of Smithfield Foods, Inc. (NASDAQ:SFDS). Mr. Nielson is 64 years old.
     Joseph W. Luter, III, who has been president and chief executive officer of the Company since 1975 and chairman since 1976, continues as chairman and chief executive officer of Smithfield Foods. As chief operating officer, a new position, Mr. Nielson will assume day-to-day responsibility for the performance of the Company s operating units.
     Mr. Nielson, a former president and chief operating officer of John Morrell & Co., will add experience and depth to a senior management team that has been extended by the rapid expansion of Smithfield Foods, Mr. Luter said.
      John Nielson compiled a distinguished record during his first career, Mr. Luter said. We have built our company with a very lean management team that, for the most part, is still quite young. I believe that as chief operating officer, he will be a steadying influence and experienced hand as we continue our rapid growth along many fronts.
     Mr. Nielson, a native of Denmark, grew up in a family meat-packing business. After receiving a degree in business from the Danish school system, he joined Canada Packers, Ltd., in Toronto in 1952. Between then and his retirement from John Morrell in 1989, he held a wide variety of management and senior management positions, including president and chief operating officer of Burns Foods, Ltd., and the same positions at Morrell. In 1978, while with Burns Foods, Mr. Nielson served a one-year term as president of the Meat Packers Council of Canada, the Canadian equivalent of the American Meat Institute. He has been a consultant and private investor since his retirement. His election as a director expands the Company s board to 13 members.
     Smithfield Foods, Inc. is a leading hog producer, pork processor and fresh pork and processed meat marketer with dominant market shares in the Mid-Atlantic and Southeastern U.S., and growing market shares in other regions of the country. The Company s brands include Smithfield, Luter s, Gwaltney, Patrick Cudahy, Esskay, Hamilton s, Valleydale, Mash s, Jamestown, Realean, Patrick s Pride, Great and others.

                               SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   SMITHFIELD FOODS, INC.



                                   /s/ Aaron D. Trub
                                   Aaron D. Trub
                                   Vice President, Secretary and
                                   Treasurer

Date:  May 12, 1995